Exhibit 99.2

Execution Version

NOTE PURCHASE AGREEMENT

among

RYB EDUCATION LIMITED,

ASCENDENT RAINBOW (CAYMAN) LIMITED,

TOP MARGIN LIMITED,

CAO CHIMIN,

SHI YANLAI,

JOY YEAR LIMITED,

BLOOM STAR LIMITED,

BEIJING RYB TECHNOLOGY DEVELOPMENT CO., LTD.

and

BEIJING RYB CHILDREN EDUCATION TECHNOLOGY DEVELOPMENT CO., LTD.

Dated October 18, 2015

i

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made on October 18, 2015 by and among:

(1)                                 RYB EDUCATION LIMITED, an exempted limited liability company incorporated under the Laws of the Cayman Islands with its registered office at Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman KU1-1112, Cayman Islands (the “Company”);

(2)                                 ASCENDENT RAINBOW (CAYMAN) LIMITED, an exempted limited liability company incorporated under the Laws of the Cayman Islands with its registered office at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Investor”);

(3)                                 TOP MARGIN LIMITED, an exempted limited liability company incorporated under the Laws of the Cayman Islands with its registered office at Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman KY1-1112, Cayman Islands (the “Cayman Holdco”)

(4)                                 CAO Chimin ( 曹 赤 民 ), holder of PRC Identity Card No. 110108196308166090 (“Mr. Cao”);

(5)                                 SHI Yanlai (史燕来), holder of PRC Identity Card No. 110108197010262244 (“Ms. Shi,” together with Mr. Cao, the “Founders”);

(6)                                 JOY YEAR LIMITED, an exempted limited liability company incorporated under the Laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Joy Year”);

(7)                                 BLOOM STAR LIMITED, an exempted limited liability company incorporated under the Laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Bloom Star,” together with Joy Year and Trump Creation (as defined below) upon its execution of the Trump Creation Deed of Adherence (as defined below), the “Controlling Shareholders” and each, a “Controlling Shareholder”);

(8)                                 BEIJING RYB TECHNOLOGY DEVELOPMENT CO., LTD (北京红黄蓝科技发展有限公司), a wholly foreign owned enterprise established in Beijing, the PRC (as defined below) with its registered address at Room 268, Building No. 1, No. 8 Hangfeng Road, Science City, Fengtai District, Beijing (北京市丰台区科学城航丰路 8 号 1 号楼 268 室) (the “WFOE”); and

(9)                                 BEIJING RYB CHILDREN EDUCATION TECHNOLOGY DEVELOPMENT CO., LTD (北京红黄蓝儿童教育科技发展有限公司), a limited liability company established in Beijing, the PRC with its registered address at F1-1, 4F, No.29, Fangguyuan Community 1, Fangzhuang, Fengtai District, Beijing (北京市丰台区方庄芳古园一区 29 号楼 4 层F1-1) (the “Operating Company”).

RECITALS

WITNESSETH

(A)                               The Controlling Shareholders currently hold in the aggregate 43.3798% of the total issued share capital of the Cayman Holdco, which in turn holds 100% of the total equity interest of the WFOE;

(B)                               The Cayman Holdco intends to repurchase the shares held by the Exiting Shareholders (as defined below), which constitute 56.3290% of the total issued share capital of the Cayman Holdco (the “Cayman Holdco Share Repurchase”);

(C)                               It is intended that the Cayman Holdco Share Repurchase will be funded by the proceeds of an interest-free loan in the principal amount of US$51.7 million to be extended by the Company to Cayman Holdco substantially in the form appended hereto as Exhibit 7 (the “Intercompany Loan”);

(D)                               Upon the completion of the Cayman Holdco Share Repurchase, the Company and the Cayman Holdco intend to enter into a share subscription agreement (the “Share Subscription Agreement”) under which the Cayman Holdco will issue 13,047,947 Class B Ordinary Shares to the Company in exchange for the Company agreeing to waive the Intercompany Loan (the “Cayman Holdco Share Issuance”);

(E)                                Upon the completion of the Cayman Holdco Share Repurchase and the Cayman Holdco Share Issuance, the Company, Joy Year, Bloom Star, Trump Creation and China Growth Capital Limited shall respectively hold 56.3290%, 31.7951%, 10.3943%, 1.1904% and 0.2911% of the total issued share capital of the Cayman Holdco;

(F)                                 The Cayman Holdco intends to incorporate a wholly owned subsidiary under the Laws of Hong Kong (the “HK Holdco”) as soon as practicable after the date of this Agreement and to transfer 100% of the total equity interest of the WFOE to the HK Holdco (the “HK Holdco Equity Transfer”);

(G)                               Parties intend that as soon as practicable after the date of this Agreement, Trump Creation shall enter into the Trump Creation Deed of Adherence and become a Party of this Agreement; and

(H)                              The Company desires to issue to the Investor and the Investor desires to purchase one or more secured exchangeable redeemable notes in the form attached hereto as Exhibit 1 in an aggregate principal amount of USD51.7 million that are exchangeable into ordinary shares of the Cayman Holdco (the “Notes”).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Definitions and Interpretation.

1.1                               Definitions. The following terms shall have the meanings ascribed to them below:

“Acceding Noteholder Deed of Adherence” means a deed of adherence (in the forms attached hereto as Exhibit 3(a)) to be executed by any transferee of the Notes pursuant to the terms of the applicable Transaction Documents.

“Affiliates” of a Person (the “Subject Person”) means (i) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (ii) in the case of a natural person, any other Person that directly or indirectly is Controlled by the Subject Person or is a Relative of the Subject Person or any Person directly or indirectly Controlled by such Relative. “Affiliates”, in the case of the Investor, shall also include (v) any direct shareholder of the Investor, (w) any of such shareholder’s general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof), (y) the spouses, lineal descendants and heirs of individuals referred to in (w) and (z) trusts controlled by or for the benefit of any such individuals referred to in (w), (x) or (y).

“Agreed Form” means, in relation to a document, the form of that document which has been agreed by the parties thereunder and is satisfactory to the Investor..

“Approval” means any approval, license, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Business” means business relating to the pre-school educational services, development of children’s products, children’s entertainment services, stationary products sales and other related business activities and such other business of the Group as approved by the Investor from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC or Hong Kong are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Charter Documents” means, with respect to a Person, the Memorandum of Association and Articles of Association or Articles of Association, as applicable, of such Person, in each case as amended or modified from time to time.

“Class B Ordinary Shares” means the redeemable Class B ordinary shares with par value of US$0.001 each in the share capital of the Cayman Holdco with the rights as set out in the Shareholder and Noteholder Agreement, including but not limited to section 10.9 of the Shareholder and Noteholder Agreement.

“Company Share Transfer” means the transfer by the Founders of the 100% of the total issued share capital of the Company to Sunny Ocean.

“Conditions” means the Conditions on which the Notes shall be issued by the Company, as attached to the relevant Note Certificate.

“Contract” means, as to any Person, any provision of any security issued by such Person or any oral or written contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound.

“Control” of a Person means, directly or indirectly, (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person; or (b) the power to direct the management or policies of such Person, whether through the ownership or voting proxy of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Designated Account” means the bank account as set out below:

Bank Name: DBS Bank (Hong Kong) Limited

Bank Address: 16th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong

Account Name: RYB Education Limited

Account Number: 7883606060

Swift code: DHBKHKHH

“Disclosed” means fully, fairly and specifically disclosed in Schedules 3 and 4.

“Environmental Law” means any and all applicable Laws, authorization by any Governmental Authority, or any other requirement of any Governmental Authority, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder, relating to (i) environmental matters, (ii) the generation, use, storage, transportation or disposal of Hazardous Substances, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Group Company.

“Equity Transfer Agreements” means the equity transfer agreements to be entered into between the Founders and each of the other existing shareholders of the Operating Company as of the date of this Agreement in the Agreed Form pursuant to which each of such other existing shareholders shall transfer all their equity interest in the Operating Company to the Founders.

“Exiting Shareholders” means, collectively, FBH Partners Limited, Woodbury Capital Management Limited, Zhang Li Gang, Zhou Hai Rong, Long Great Holdings Limited, Scholastic Hong Kong Limited, GGV Capital IV Entrepreneurs Fund L.P., GGV Capital IV L.P., IGC Asia Fund V, L.P. and Huitung Investments (BVI) Limited.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction.

“Group” or “Group Companies” means the Company, the Cayman Holdco, the HK Holdco (upon the incorporation of the HK Holdco), the Onshore Companies and any other Subsidiary the Company, the Cayman Holdco and any Onshore Company may acquire or establish from time to time; and “Group Company” means a member of the Group.

“Guarantee” means the deed of guarantee to be issued by each of Mr. Cao and Ms. Shi in the form attached hereto as Exhibit 5.

“Guarantors” means the Controlling Shareholders, the Founders, the Company, the Cayman Holdco, and “Guarantor” means any of them.

“Hazardous Substances” includes substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, and asbestos or asbestos-containing materials.

“HK Holdco Deed of Adherence” means a deed of adherence (in the forms attached hereto as Exhibit 3(b)) to be executed by the HK Holdco (as defined in Recitals (F)) pursuant to the terms of the applicable Transaction Documents.

“HK Holdco Equity Transfer Agreement” means the equity transfer agreement to be entered into by and among the HK Holdco, the Cayman Holdco and the WFOE in the Agreed Form, pursuant to which the Cayman Holdco will transfer 100% of the total equity interest of the WFOE to the HK Holdco.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards as published from time to time by the International Accounting Standards Board.

“Investor” has the meaning set forth in the Preamble of this Agreement and shall include any Person or Persons who execute a Deed of Adherence (in the form attached hereto as Exhibit 3) to become a party to this Agreement.

“Investor Directors” means the two (2) directors that the Investor may appoint in accordance with the Shareholder and Noteholder Agreement.

“Investor Onshore Designee” means Zhou Haiying, holder of PRC Identity Card No. 310104197701300846.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, guidance, decisions, published official policy or published official interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liabilities” means all indebtedness and other liabilities of any nature whatsoever, actual or contingent, and whether or not of a nature required to be disclosed in the accounts of any Group Company.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Long Stop Date” means 31 December 2015, which date shall be extendable by the Investor in its absolute discretion.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with any other events, circumstances, developments, changes and effects, results or could reasonably be expected to result in a material adverse effect on, or change in:

(i)                                     the legality, validity or enforceability of any of the Transaction Documents;

(ii)                                  the business, operations, assets, liabilities, property, condition (financial or otherwise) or prospects of the Company, any other Warrantor, any Group Company or the Group.

(iii)                               the ability of a Warrantor to perform its obligations under any of the Transaction Documents; or

(iv)                              the rights and remedies of the Investor under any of the Transaction Documents;

in each case, regardless of whether such effect or change arises out of or in connection with external factors, including, without limitation, (i) general political, economic or business conditions or changes therein (including the outbreak of escalation of hostilities or acts of terrorism), (ii) general financial, capital and foreign exchange market conditions, including interest rates and exchange rates, or changes therein, (iii) general industry conditions affecting the educational businesses in the PRC, and (iv) changes in Law or generally accepted accounting principles.

“Mortgaged Shares” means any and all shares of each Group Company incorporated in any jurisdiction other than the PRC that are now or at any time in the future directly or indirectly owned (whether as registered owner or beneficial owner) by the Company, any Controlling Shareholder or Founder.

“Noteholder” means a holder of any amount of the Notes from time to time.

“Note Certificate” means the certificate in respect of the Notes in the form of Exhibit 1 attached hereto.

“Onshore Group” or “Onshore Companies” means collectively, the WFOE, the Operating Company and any Subsidiaries of the WFOE or the Operating Company established in the PRC as set forth in Schedule 3(b), and “Onshore Company” means any of them.

“Onshore Share Pledge” means the agreement on pledge of equity interest to be executed by the Cayman Holdco in favor of the Investor in respect of the 100% of the registered capital of the WFOE.

“Party” means any of the Warrantors and the Investor, and collectively, the “Parties”.

“Person” means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department or agency thereof, or any other entity).

“Playgroup Business” means the business carried on by or relating to the 40 playgroups (亲子园) as set out in Schedule 5.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau Special Administrative Region and Taiwan.

“Relative” of a natural person means the spouse (including cohabitant) of such person and any parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person or spouse.

“Representatives” means, with respect to any Person, directors, officers, employees, partners, members, agents, financing sources and other authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) of such Person.

“Repurchased Shares” means collectively, 5,684,146 ordinary shares, 929,412 series A convertible redeemable preferred share and 6,434,389 series B convertible redeemable preferred shares of the Cayman Holdco that the Company will repurchase from the Exiting Shareholders pursuant to the Share Repurchase Agreements.

“RMB” means Renminbi, the lawful currency of the PRC.

“Security Providers” means each holder (whether as registered owner or as beneficial owner) of any Mortgaged Shares.

“Share Mortgages” means share mortgages with respect to the Mortgaged Shares to be entered into between each of the Security Providers and the Investor on the Closing Date in a form to be agreed by the Investor in the form attached hereto as Exhibit 4.

“Share Repurchase Agreements” means the share repurchase agreement entered into by and among the Cayman Holdco and the Exiting Shareholders.

“Shareholder and Noteholder Agreement” means the Shareholder and Noteholder Agreement to be entered into by and among the Controlling Shareholders, the Founders, the Company, the Cayman Holdco and the Investor in the form attached hereto as Exhibit 2.

“Subsidiary” means any Person that the Company directly or indirectly Controls at any time, which for the avoidance of doubt includes the Operating Company and each subsidiary of the Operating Company and each kindergarten of which any Group Company is a sponsor (举办人).

“Tax” or “Taxes” means all applicable forms of taxation, duties, levies imposts and social security charges, whether direct or indirect including without limitation corporate income tax, withholding tax, social security contributions and employee social security contributions, value added tax, business tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, dividend distribution tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction, together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction.

“Tax Return” means report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means (i) this Agreement, (ii) the Notes and the Note Certificates (together with the Conditions) in the form attached hereto as Exhibit 1, (iii) the Shareholder and Noteholder Agreement in the form attached hereto as Exhibit 2, (iv) the Acceding Noteholder Deed of Adherence in the form attached hereto as Exhibit 3(a), (v) the HK Holdco Deed of Adherence in the form attached hereto as Exhibit 3(b), (vi) the Trump Creation Deed of Adherence in the form attached hereto as Exhibit 3(c), (vii) the Share Mortgages in forms attached hereto as Exhibit 4, (viii) the amended and restated Charter Documents of the Company and the Cayman Holdco in the Agreed Form, (ix) the Guarantees in the form attached hereto as Exhibit 5, (x) the Onshore Share Pledge in the form attached hereto as Exhibit 6, (xi) the Share Subscription Agreement in the Agreed Form, (xiii) the HK Holdco Onshore Share Pledge in the Agreed Form, (xii) the HK Holdco Equity Transfer Agreement in the Agreed Form, and (xii) any deeds of adherence, other agreements, instruments, certificates executed or entered into pursuant to or in connection with any of the foregoing.

“Transfer” means, in relation to any share, a sale, transfer, assignment, creation of a trust or grant of an option over, or alienation of the right to exercise the vote attached to, pledge, hypothecation, or otherwise creation of or grant of a Lien in relation to or over, the legal or beneficial ownership of, or economic interest therein (including any voting rights) or any right relating to, such share.

“Trump Creation” means Trump Creation Limited, an exempted limited liability company incorporated under the Laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Trump Creation Deed of Adherence” means a deed of adherence (in the forms attached hereto as Exhibit 3(c)) to be executed by the Trump Creation pursuant to the terms of the applicable Transaction Documents.

“Sunny Ocean” means Sunny Ocean International Limited, an exempted limited liability company incorporated under the Laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“US Dollar” or “USD” or “US$” means United States Dollars, the lawful currency of the United States of America.

“Warrantors” mean collectively, each of the Controlling Shareholders, each of the Founders, Trump Creation (upon its execution of the Trump Creation Deed of Adherence), the Company, the Cayman Holdco, the WFOE and the Operating Company, and each, a “Warrantor.”

1.2                               Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Aizhudou”	Section 4.1(h)
“Agreement”	Preamble
“Bloom Star”	Preamble
“Cayman Holdco”	Preamble
“Cayman Holdco Golden Share”	Section 4.1(l)
“Cayman Holdco Share Issuance”	Recitals
“Cayman Holdco Share Repurchase”	Recitals
“Closing”	Section 2.4
“Closing Date”	Section 2.4
“Company”	Preamble
“Collective Warranties”	Section 3.1(a)
“Company Golden Share”	Section 4.1(k)
“Confidential Information”	Section 6.1(a)
“Consideration”	Section 2.3
“Controlling Shareholders” or “Controlling Shareholder”	Preamble
“Director Indemnification Agreements”`	Section 4.1(j)
“Disclosing Party”	Section 6.1(d)
“Founders”	Preamble
“HK Holdco”	Recitals
“HK Holdco Equity Transfer”	Recitals
“HK Holdco Onshore Share Pledge	Section 6.8(a)(iv)
“HKIAC”	Section 9.2(a)
“HKIAC Arbitration Rules”	Section 9.2(a)
“Indemnified Party”	Section 8.1(a)
“Indemnifying Party”	Section 8.1(a)
“Intercompany Loan”	Recitals
“Investor”	Preamble
“Investor Warranties”	Section 3.2
“Joy Year”	Preamble
“Losses”	Section 8.1(a)
“Material Contracts”	Schedule 1
“Mr. Cao”	Preamble
“Ms. Shi”	Preamble
“New Control Agreements”	Section 4.1(o)
“Notes”	Recitals
“Noteholder Register”	Section 2.6(a)(iv)(C)
“Operating Company”	Preamble
“Prohibited Person”	Schedule 1
“Reimbursable Expenses”	Section 9.5(a)
“Relevant Persons”	Schedule 1
“Share Subscription Agreement”	Recitals
“WFOE”	Preamble

1.3                               Interpretations. In this Agreement, unless the context requires otherwise:

(a)                                 Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning.

(b)                                 Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)                                  Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)                                 Include not Limiting. “Include, including, are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)                                  Onshore and offshore. Unless the context otherwise requires, “onshore” means in the PRC, and “offshore” means outside the PRC.

(f)                                   References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(g)                                  Time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day. If the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day.

(h)                                 Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

2.                                      Issue and Purchase of the Notes

2.1                               Note. Subject to the terms and conditions hereof, the Company shall issue to the Investor, and the Investor shall purchase from the Company, on the Closing Date, Notes in an aggregate principal amount of USD51.7 million, which shall be subject to the Conditions and other applicable terms of the Transaction Documents.

2.2                               Forms. The Notes shall be issued in such denominations as requested by the Investor and shall be substantially in the form set forth in Exhibit 1 attached hereto; provided, however, that the denominations shall be US$100,000 or an integral multiple thereof.

2.3                               Consideration. The aggregate purchase price for the Notes shall be US$51,700,000 (the “Consideration”).

2.4                               Closing. The consummation of the issue and purchase of the Notes (the “Closing”) shall take place on a date determined by Investor (the “Closing Date”) which is no later than 15 Business Days after the fulfillment or waiver of the conditions precedent to the Closing as set forth in Section 4.1 and Section 4.2 (other than those conditions which can be satisfied only at the Closing or with respect to actions the relevant Party shall take at the Closing itself) or at such time as the Company and the Investor may mutually agree upon.

2.5                               Use of Proceeds. The Company shall, and the Controlling Shareholders and the Founders shall procure that the Company will, use the proceeds from the sale of the Notes for the purpose of the Cayman Holdco Share Repurchase.

2.6                               Actions at the Closing.

(a)                                 At the Closing,

(i)                                     The Company and Cayman Holdco shall enter into the Intercompany Loan and the Company shall pay the principal amount of the Intercompany Loan to the Cayman Holdco;

(ii)                                  the Cayman Holdco shall complete the Cayman Holdco Share Repurchase in accordance with the Share Repurchase Agreement;

(iii)                               the Cayman Holdco Share Issuance contemplated under the Share Subscription Agreement shall be completed;

(iv)                              the Warrantors shall deliver or cause to be delivered the following items to the Investor:

(A)                               original Note Certificates representing the Notes duly executed by the Company in favor of the Investor, as set forth in Section 2.2 and in the form set forth in Exhibit 1;

(B)                               the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Warrantors at or prior to the Closing pursuant to Section 4.1; and

(C)                               a copy of the Company’s register of Noteholders, certified by a duly authorized director of the Company to be true, complete and correct copy thereof, and reflecting the entry of the Investor as the holder of the Notes in the form and substance satisfactory to the Investor (the “Noteholder Register”);

(D)                               a copy of the register of members of the Company, certified by a duly authorized director of the Company to be true, complete and correct copy thereof, and reflecting the updated shareholding structure of the Company upon the completion of the issuance of Company Golden Share to the Investor and the Company Share Transfer as of the Closing Date; and

(E)                                a copy of the register of members of the Cayman Holdco, certified by a duly authorized director of the Company to be true, complete and correct copy thereof, and reflecting the updated shareholding structure of the Cayman Holdco upon the completion of the Cayman Holdco Share Repurchase, the Cayman Holdco Share Issuance and the issuance of the Cayman Holdco Golden Share.

(b)                                 The Investor shall, at the Closing and subsequent to receipt of the Note Certificates and the Noteholder Register, pay the amount of the Consideration (subject to the deduction of the Reimbursable Expenses) into the Designated Account.

3.                                      Representations and Warranties

3.1                               Representation and Warranties of the Warrantors.

(a)                                 Subject only to the specific matters Disclosed, the Warrantors jointly and severally represent and warrant to the Investor that each of the representations and warranties as set out in Schedule 1 (the “Collective Warranties”) is as of the date of this Agreement and as of the Closing Date true, accurate, complete and not misleading.

(b)                                 Each of the Collective Warranties shall be construed as a separate and independent Warranty and, except where expressly provided to the contrary, shall not be limited or restricted by reference to or inference from the terms of any other Collective Warranty or any other terms of this Agreement.

(c)                                  Each Warrantor accepts that the Investor is entering into this Agreement in reliance upon representations in the terms of the Collective Warranties with the intention of inducing the Investor to enter into this Agreement and accordingly the Investor has been induced to enter into this Agreement relying on each of the Collective Warranties.

(d)                                 Each Warrantor shall procure that no act shall be performed or omission shall be allowed by itself or other Warrantors that would result in any of the Collective Warranties being breached or misleading at any time.

(e)                                  Each Warrantor undertakes to disclose in writing to the Investor anything that is or may constitute a breach of or be inconsistent with any of the Collective Warranties immediately it comes to the notice of any of them.

(f)                                   Notwithstanding anything to the contrary, no information relating to the Group, or the shareholders, equity interest holders or beneficial owners of a Group Company of which the Investor has knowledge (actual or constructive) and no investigation by or on behalf of the Investor shall prejudice claims made by the Investor including any claim under the indemnity contained in Section 8 or operate to reduce any amount recoverable thereunder.

3.2                               Representations and Warranties of the Investor. The Investor represents and warrants to each of the Warrantors that each of the representations and warranties (the “Investor Warranties”) set out in Schedule 2 is true, accurate, complete and not misleading as of the date of this Agreement and as of the Closing Date.

4.                                      Conditions Precedent to the Closing.

4.1                               Conditions Precedent to the Investor’s Obligations. The obligation of the Investor to purchase the Note is subject to the fulfillment (or waiver by the Investor) of each of the following conditions at or prior to the Closing:

(a)                                 The representations and warranties made by the Warrantors in Section 3 and Schedule 1 shall be true, correct, accurate, complete and not misleading when made and on and as of the Closing Date;

(b)                                 Each of the Warrantors shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it and shall have obtained and delivered to the Investor all applicable government, regulatory or other approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby and under the other Transaction Documents;

(c)                                  Each of the Company, the Controlling Shareholders, the Cayman Holdco, the WFOE and the Operating Company shall have duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, and have provided copies of all resolutions (and all attachments thereto) described below to the Investor (certified by a director or a legal representative (in the case of an Onshore Company) of the relevant entity to be true, complete and correct copies of the of Closing Date):

(i)                                     approval by the board of directors and shareholders of the Company, each to the extent required by the applicable Laws and the Charter Documents of the Company, of the following: (A) the authorization and issuance of the Note Certificates and the Notes to the Investor; (B) the execution, delivery and performance by the Company of each Transaction Document to which it is a party; and (C) all the transactions contemplated under the relevant Transaction Documents to which it is a party; and

(ii)                                  approval by the respective board of directors and shareholders of each of the Controlling Shareholders, the Cayman Holdco, the WFOE and the Operating Company, to the extent required by the applicable Laws and the Charter Documents of the relevant entity, of the execution, delivery and performance by such entity, of each Transaction Document to which it is a party and all the transactions contemplated under the relevant Transaction Documents to which it is a party;

(d)                                 Each of the Warrantors shall have obtained any and all Approvals necessary for consummation of the transactions contemplated by this Agreement and the other Transaction Documents on or prior to the Closing that are required to be obtained on or prior to the Closing;

(e)                                  There shall be no Governmental Authority or other Person that has:

(i)                                     requested any information in connection with or instituted or threatened any action or investigation to restrain, prohibit or otherwise challenge the issue of the Notes to the Investor or the other transactions contemplated by the Transaction Documents;

(ii)                                  threatened to take any action as a result of or in anticipation of the issue of the Notes to the Investor or the other transactions contemplated by the Transaction Documents; or

(iii)                               proposed or enacted any applicable Laws which would prohibit, restrict or delay the (A) the issue of the Notes to the Investor or the other transactions contemplated by the Transaction Documents, or (B) the operation of any or all of the Group Companies after the date hereof;

(f)                                   The Company Share Transfer shall have been completed and a copy of the register of members of the Company, certified by a duly authorized director of the Company to be true, complete and correct copies thereof, and evidencing Sunny Ocean as the sole shareholder of the Company shall have been delivered to the Investor;

(g)                                  The Company shall have delivered to the Investor a copy of the register of directors of each of the Company and the Cayman Holdco and copies of all resolutions and documentation evidencing their respective board composition pursuant to the terms of the Shareholder and Noteholder Agreement, certified by a duly authorized director of the Company and the Cayman Holdco to be true, complete and correct copies thereof, and reflecting that the respective board of directors of the Company and the Cayman Holdco consists of five (5) directors, two (2) of which are nominated by the Investor and duly elected as members of such board effective as of the Closing Date;

(h)                                 The Company shall have delivered to the Investor copies of all shareholder resolutions and board resolutions of each of the WFOE, the Operating Company and Beijing Aizhudou Culture Development Company Limited (北京爱竹兜文化发展有限公司) (“Aizhudou”) evidencing their respective board composition, certified by a duly authorized legal representative of the WFOE, the Operating Company and Aizhudou to be true, complete and correct copies thereof, and reflecting that the respective board of directors of the WFOE, the Operating Company and Aizhudou includes two (2) nominees of the Investor as duly elected members of such board of directors;

(i)                                     The Company shall have delivered to the Investor copies of the amended Charter Documents of the Operating Company evidencing that the board is composed of five (5) directors;

(j)                                    The Investor shall have received the director indemnification agreement for each of the Investor Directors substantially in a form approved by the Investor, duly executed by each of the Company and the Cayman Holdco (the “Director Indemnification Agreements”);

(k)                                 The Company shall have duly issued one (1) redeemable preference share of the Company (the “Company Golden Share”) to the Investor at a total consideration of par value;

(l)                                     The Cayman Holdco shall have duly issued one (1) redeemable preference share of the Cayman Holdco (the “Cayman Holdco Golden Share”) to the Investor at a total consideration of par value;

(m)                             The Cayman Holdco shall have completed all the reporting and declarations in relation to the Exiting Shareholders’ tax liability arising from the Cayman Holdco Share Repurchase according to the requirements under section 7 of the Share Repurchase Agreement and a copy of such reporting or declaration made by the Cayman Holdco shall have been delivered to the Investor; The Operating Company shall have issued new equity interest to the Investor Onshore Designee totaling 49% of the total equity interest of the Operating Company, and all required registrations and filings in respect of such issuance shall have been obtained, and copies of the updated business license of the Operating Company and all other documents evidencing Investor Onshore Designee’s ownership of 49% of the total equity interest of the Operating Company shall have been delivered to the Investor.

(n)                                 The Warrantors shall have used their respective best efforts to procure that all the Equity Transfer Agreements shall have been duly executed and delivered to the Investor;

(o)                                 The following agreements shall have been duly executed and delivered to the Investor in the form and substance satisfactory to the Investor: (i) a business operation agreement () and its exhibits entered into by and among the WFOE, the Operating Company and the shareholders of the Operating Company; (ii) an exclusive consultation and service agreement () entered into by and between the WFOE and the Operating Company; (iii) an equity interest pledge agreement () entered into by and among the WFOE and the shareholders of the Operating Company; and (iv) a share option agreement () entered into by and among the WFOE, the Operating Company and the shareholders of the Operating Company (the “New Control Agreements”);

(p)                                 The Investor shall have received a certificate of incumbency and authority of each of the Company and the Cayman Holdco issued by their respective registered agent, dated as of the Closing Date, in form and substance to the satisfaction of the Investor;

(q)                                 The Investor shall have received a certificate of good standing dated no more than three (3) Business Days before the Closing Date of each of the Controlling Shareholders and Sunny Ocean issued by their respective registered agent, dated as of the Closing Date, in form and substance to the satisfaction of the Investor;

(r)                                    The Investor shall have received each Transaction Document (other than the HK Holdco Deed of Adherence and the HK Holdco Equity Transfer Agreement) duly executed by the parties thereto (other than the Investor);

(s)                                   The Investor shall have received each document required to be delivered under the Share Mortgage and the Onshore Share Pledge;

(t)                                    The Investor shall have received evidence satisfactory to the Investor that all actions and steps necessary for creation and perfection of the charge over the shares under the relevant Share Mortgage have been duly completed;

(u)                                 The Investor shall have received a legal opinion from the Company’s Cayman Islands legal counsel and a legal opinion from the Company’s PRC legal counsel, each acceptable to the Investor, addressed to the Investor and upon which the Investor is permitted to rely, dated as of the Closing Date in such form and substance satisfactory to the Investor;

(v)                                 The amended and restated Charter Documents in the Agreed Form shall have been duly adopted by the Company and Cayman Holdco, filed with the competent authority of the jurisdiction of their incorporation;

(w)                               The Investor shall have been satisfied with the results of its commercial, financial and legal due diligence on the Company, any other Warrantor and any other Group Company in its sole discretion;

(x)                                 The Investor shall have received the final draft of the audited consolidated balance sheet of the Cayman Holdco as at December 31, 2014, and the final draft of the audited consolidated statements of income and cash flows for fiscal year 2014, in each case reviewed by Deloitte in accordance with IFRS;

(y)                                 The Investor shall have received all financial statements or information of the Company and each other Group Company that the Investor may reasonably require;

(z)                                  Mr. Bao Fan shall have ceased to be a director of Trump Creation and either Founder shall have been duly appointed as a director of Trump Creation, and the Investor shall have received a certified copy of the updated register of directors of Trump Creation reflecting the change;

(aa)                          There shall not have occurred any event that could (had the Notes already been issued) constitute an Event of Default (as defined in the Conditions);

(bb)                          There shall not, since the date of this Agreement, in the reasonable opinion of the Investor, have been any Material Adverse Effect;

(cc)                            All conditions precedent under the other Transaction Documents shall have been satisfied or waived; and

(dd)                          The Company shall have delivered to the Investor a compliance certificate dated as of the Closing Date signed by each of the Warrantors certifying that all the conditions specified in this Section 4.1 have been fulfilled and that each document provided by the Warrantors pursuant to Section 3.1(a) or this Section 4.1 is complete, correct and in full force and effect as at each of the date of such document and the Closing Date.

4.2                               Conditions Precedent to Company’s Obligations. The obligation of the Company to complete the issuance of the Note is subject to the fulfillment (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a)                                 The Investor Warranties given by the Investor shall be true, correct, accurate, complete and not misleading when made and on and as of the Closing Date.

(b)                                 The Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it.

(c)                                  The Investor shall have duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is as a party, and the transactions contemplated hereby and thereby.

4.3                               The Warrantors shall procure the fulfillment of all the conditions set out in Section 4.1 as soon as possible after the date of this Agreement and in any event no later than the Long Stop Date. The Warrantors shall produce to the Investor evidence of fulfillment of each such condition (where applicable) immediately after each such fulfillment.

4.4                               Each Warrantor undertakes to notify the Investor in writing of anything that will or may prevent any of the conditions set out in Section 4.1 from being satisfied on or before the Long Stop Date immediately upon it coming to any Warrantor’s attention.

5.                                      Conduct of Business Pending Closing

5.1                               The Warrantors undertake jointly and severally to the Investor that prior to the Closing the Business of each Group Company shall be operated on a normal and usual basis and in the ordinary course of day-to-day operations and none of them shall do or omit to do (or allow to be done or to be omitted to be done) any act or thing (in either case whether or not in the ordinary course of day-to- day operations) which is material and in particular (but without limitation to the foregoing) each Warrantor shall procure each Group Company not to, prior to Closing, without the prior written consent of the Investor, take any action in respect of any of the reserved matters as set forth in Schedule 3 of the Shareholder and Noteholder Agreement.

6.             Covenants; Other Agreements.

6.1          Confidentiality.

(a)           Disclosure of Terms. Each Party acknowledges that the terms of this Agreement and the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, and all exhibits, schedules and amendments hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party and by Representatives of such Parties to any other Party hereof or any of the Representatives of such Parties (collectively, the “Confidential Information”) shall not be disclosed by any Party to any third party except in accordance with the provisions set forth below.

(b)           Press Releases. Each of the Warrantors shall not make any announcement disclosing the Investor’s investment in the Company hereunder or any other Confidential Information in a press release, public announcement, conference, professional or trade publication, mass marketing materials or other public disclosure without obtaining in each instance the prior written consent of the Investor. The Investor may request to review and edit any such public disclosure documents.

(c)           Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary, and subject to applicable Laws:

(i)            Any Party may disclose the Confidential Information in order to comply with applicable Laws, subject to the compliance with the terms set forth in Section 6.1(d) below.

(ii)           the Company may disclose (1) the Confidential Information to its Affiliates and their respective employees, bankers, lenders, accountants, legal counsels, or advisors who need to know such information, in each case only where such Persons are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 6.1, (2) the Confidential Information to any Person to which disclosure is approved in writing by the Company and the Investor.

(iii)          the Investor shall have the right to disclose:

(A)          any Confidential Information to the Investor’s Affiliate, the Investor’s and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager, auditor, insurer, accountant, consultant, creditor, clients or to an officer, director, general partner, limited partner, fund manager, shareholder, investor, bona fide potential investor, financing party or resources, counsel or advisor, or employee of the Investor and/or any of its Affiliate; provided, however, that any such Person shall be advised of the confidential nature of the Confidential Information except that there shall be no such obligation to so advise if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(B)          any information for fund and inter-fund reporting purposes;

(C)          any information as required by or in connection with any Law, Government Authorities, stock exchanges, legal process, litigation, arbitration, administrative or other investigations, proceedings and/or disputes;

(D)          any information to bona fide prospective purchasers/investors of the Notes, any share, security or other interests in the Company, including assignees or transferees (or potential assignees or transferees) to whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Transaction Documents and any of such Person’s Affiliates, Representatives and professional advisors,

(E)           any information contained in press releases or public announcements of the Company pursuant to Section 6.1(b) above; and

(F)           any information to any Person with the prior written consent of the Company.

(d)           Legally Compelled Disclosure. In the event that any Party (other than the Investor) is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws of any jurisdiction) to disclose any Confidential Information, such Party (the “Disclosing Party”) shall to the extent permitted by Law provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. At the request of the other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(e)           Other Exceptions. Notwithstanding any other provision of this Section 6.2, the confidentiality obligations of the Parties under this Section 6.2 shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; (iii) information which was in the public domain or otherwise known to the restricted party before it is furnished to it by another party hereto or, after it is furnished to that restricted party, enters the public domain without breach by that restricted party of this Section 6.2; (iv) information disclosed by any director or observer of the Company to its appointer or any of its Affiliates or to any Person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 6.2 or (v) information which a restricted party develops independently without reference to the Confidential Information.

(f)            Other Information. The provisions of this Section 6.2 shall terminate and supersede the provisions of any term sheet, letter of intent, memorandum of understanding, confidentiality and nondisclosure agreement, or any other agreement previously executed by any of the parties hereto with respect to the confidentiality in connection with the transactions contemplated hereby.

(g)           Notices. All notices required under this Section 6.2 shall be made pursuant to Section 9.4 of this Agreement.

6.2          Compliance with Laws. Each of the Warrantors shall, and shall procure each of the other Group Companies to, comply in all respects with all applicable Laws, including in particular with respect to the transactions contemplated by the Transaction Documents.

6.3          Compliance with Obligations. Each of the Warrantors covenants and undertakes to the Investor that it will, and will procure that each other Group Company will, comply with its obligations, covenants, agreements and undertakings under each Contract (including, for the avoidance of doubt, the Transaction Documents) (whether currently in effect or to be entered into hereafter) to which it or such other Group Company is a party.

6.4          Approvals. Each of the Warrantors shall, and shall procure each of the other Group Companies to, obtain, in accordance with the applicable Laws, maintain at all times the validity of, and comply with all legal and regulatory requirements with respect to, all the Approvals necessary for conducting its business and operations, (if applicable) for performing its obligations under the Transaction Documents, and to ensure the legality, validity, enforceability and admissibility in evidence in proceedings of any Transaction Document.

6.5          Closing. The Warrantors shall work expeditiously with the Investor in good faith towards the Closing. Without limiting the generality of the foregoing, the Warrantors shall use best efforts to ensure that the conditions set forth in Section 4.1 are fulfilled as soon as practically possible after execution of this Agreement and in no case later than the Long Stop Date.

6.6          Access. As from the date of this Agreement, each Warrantor shall give to the Investor and its Affiliates, and their respective employees, officers, accountants and counsel (and other advisors and consultants who are subject to the obligations of confidentiality set forth in Section 6.2) full access, upon reasonable prior notice and during normal business hours, to the premises of the Company and each of the Group Company and all of its books and records, and instruct its officers and employees to give promptly all information and explanations to the Investor or any such representatives of the Investor as the Investor may reasonably request.

6.7          No Promotion. Each of the Warrantors agrees that it will not, without the prior written consent of the Investor, in each instance, (a) use in advertising, publicity, or otherwise the name of the Investor or its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Investor or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or any other Group Company has been approved or endorsed by the Investor or an Affiliate thereof.

6.8          Post-Closing Covenants.

(a)           The Warrantors shall procure that within nine (9) months after the Closing Date:

(i)            the HK Holdco shall be duly established and incorporated under the Laws of Hong Kong and a copy of the register of members and the copies of all resolutions and documentations will be delivered to the Investor, certified by a duly authorized director of the HK Holdco to be true, complete and correct copies thereof, reflecting that the Cayman Holdco owns 100% of the total issued share capital of the HK Holdco;

(ii)           the HK Holdco Equity Transfer Agreement in the form satisfactory to the Investor and duly executed by the parties thereof shall be delivered to the Investor, all the necessary approvals and registrations with the relevant Government Authorities required for the HK Holdco Equity Transfer shall be obtained, and the equity transfer contemplated under the HK Holdco Equity Transfer shall be completed and a new business license of the WFOE shall be obtained;

(iii)          HK Holdco shall become a party to this Agreement and other applicable Transaction Documents by executing the HK Holdco Deed of Adherence (in the form attached hereto as Exhibit 3(b)) and agreed to comply with and be bound by all the provisions of this Agreement and all other applicable Transaction Documents in all respects as if the HK Holdco were a party to this Agreement and the other applicable Transaction Documents and were named herein and therein as a Party, Warrantor, Guarantor, Security Provider and Group Company, as applicable, and on the basis that reference herein and therein to each Party, Warrantor, Guarantor, Security Provider or Group Company, as applicable, includes a separate reference to the HK Holdco;

(iv)          HK Holdco shall have granted a pledge (the “HK Holdco Onshore Share Pledge”), in form and substance satisfactory to the Investor, in favor of the Investor in respect of the 100% of the registered capital of the WFOE, and such equity pledge shall be approved by the relevant municipal commission of commerce and registered with the relevant administration for industry and commerce; and

(v)           a copy of the register of director of HK Holdco and copies of all resolutions and documentations shall be delivered to the Investor evidencing its board composition pursuant to the terms of the Shareholder and Noteholder Agreement, certified by a duly authorized director of the HK Holdco to be true, complete and correct copies thereof, and reflecting that its board includes 2 nominees of the Investor as duly elected members to such board;

(b)           The Warrantors shall procure that within four (4) months after the Closing Date the equity pledge contemplated under the New Control Agreements shall be registered with the relevant administration for industry and commerce;

(c)           The Warrantors shall procure that within two (2) month after the Closing Date, the Onshore Share Pledge shall be approved by the relevant municipal commission of commerce and the equity pledge contemplated under the Onshore Share Pledge shall be registered with the relevant administration for industry and commerce, such approval and registration requirement may be waived by the Investor in writing;

(d)           The Warrantors shall procure that within two (2) months after the Closing Date, each of the WFOE and Aizhudou shall have obtained all necessary approvals and registrations with the relevant Government Authority required for the change of its respective Charter Documents and the change of its board and appointment of Investor’s nominees as its director as contemplated under Section 4.1(h);

(e)           The Warrantors shall procure that the existing shareholders of the Operating Company shall complete the relevant registration required under PRC foreign exchange laws and regulations in connection with their respective investment in the Cayman Holdco and any other offshore Group Company within 90 Business Days after the Closing Date;

(f)            The Warrantors shall procure that, to the extent permitted by PRC law and for the purposes of maximizing the economic interests of the Group, all the matters set out in Part A of Schedule 6 shall be completed within one (1) year after the Closing Date;

(g)           The Warrantors shall procure that the restructuring steps set out in Schedule 7 shall be completed within 18 months after the Closing Date for the purposes of optimizing the tax structure of the Group and maximizing cash repatriation capacity from Onshore Group to Cayman Holdco;

(h)           The Warrantors shall procure that the current sponsor of the Beijing Haidian District Xinda Training School (北京市海淀区新大培训学校) which is Mr. Zhang Yunying shall be replaced by the Operating Company within 2 months after the Closing Date; and

(i)            To the extent the condition precedent under Section 4.1(n) is waived by the Investor and any of the Equity Transfer Agreements have not been duly entered into, the Warrantors shall procure that all the Equity Transfer Agreements which have not been signed before Closing shall be duly entered into within 30 days after Closing.

7.             Termination

7.1          Effective Date. This Agreement shall become effective upon execution and shall continue in force until terminated in accordance with Section 7.2.

7.2          Termination; Survival. This Agreement may be terminated and the transactions contemplated may be abandoned at any time, but no later than the Closing Date:

(a)           by mutual written consent of the Parties;

(b)           by the Investor or Warrantors if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated hereby due to reasons other than a fault of such Party;

(c)           by the Investor or Warrantors (as the case may be) if the other party shall have breached, in material respects, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fourteen days following the giving of written notice of such breach to the breaching Party; or

(d)           by the Investor if the closing conditions set forth in Section 4.1 are not fulfilled or waived by the Investor on or before the Long Stop Date, in which case the Investor may, at its option, without prejudice to its rights hereunder and under applicable Laws:

(i)            defer the Closing to a later date;

(ii)           proceed to the Closing in respect of purchase of the Notes so far as practicable but subject to such conditions as the Investor may determine at its sole discretion; or

(iii)          terminate this Agreement in accordance with this Section 7.2.

(e)           The representations and warranties set forth under Schedule 1 and any covenants and agreements of any Warrantor contained in or made pursuant to this Agreement shall survive after the Closing, if any, until the date when no Notes are outstanding and all obligations of the Warrantors under the Transaction Documents have been fully performed and discharged.

7.3          Consequences of Termination. Subject to Section 7.2(e) above, if this Agreement is terminated pursuant to Sections 7.2(a) to 7.2(d) above, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Warrantors or the Investor (or any of their respective Representatives or Affiliates) under this Agreement or in connection with the transactions contemplated hereby, except for this Section 7 (Termination), and Sections 6.1 (Confidentiality), 8 (Indemnity), 9.1 (Governing Law), 9.2 (Dispute Resolution), 9.4 (Notices), 9.5 (Fees and Expenses) and 9.7 (Taxation and Payment), provided, however, that such termination shall be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

8.             Indemnity

8.1          Indemnification and Claims.

(a)           Each of the Warrantors (each, an “Indemnifying Party”) shall, jointly and severally, indemnify the Investor) from and against all losses and costs (including the fees, disbursements and other charges of counsel incurred by the Investor and its Affiliates, officers, directors, agents and employees (each an “Indemnified Party”) in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of any breach by the Indemnifying Party of any Warranty, covenant or agreement in this Agreement. The amount of any payment to the Investor shall be sufficient to hold each Indemnified Party harmless from any diminution in value of the Notes or the shares of the Cayman Holdco issuable upon the exchange of the Notes resulting from such breach. Any indemnity as referred to in this Section 8.1 for breach of a Warranty shall be (i) such as to place the Indemnified Party in the same position as it would have been in had there not been any breach of the Collective Warranty under which the Indemnified Party is to be indemnified and (ii) calculated based on the entire investment made by the Investor and its Affiliates in the Group, including without limitation the purchase of the Notes. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate receipts containing reasonable detail, reimburse each Indemnified Party for all such expenses as they are incurred by such Indemnified Party.

(b)           The Investor seeking indemnification with respect to any Loss incurred by any Indemnified Party shall give written notice to the Indemnifying Party, provided that failure to provide such notice will not relieve the Indemnifying Party of its obligations hereunder unless it is actually prejudiced by such failure to receive such notice.

(c)           If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Investor, defend any actions or proceedings brought against any Indemnified Party in respect of matters embraced by the indemnity under this Section 8.1. If within ten days after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of Indemnifying Party and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

8.2          Limitations. This Section 8.1 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach or non-performance of any of the certificates, representations, warranties, covenants or agreements made or given by the Warrantors in or pursuant to this Agreement or any of the other Transaction Documents, and the Investor’s rights to indemnification shall not be affected or waived by virtue of (and the Investor shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding) any knowledge on the part of the Investor of any untruth of any such representation or warranty of the Warrantors expressly set forth in this Agreement, regardless of whether such knowledge was obtained through the Investor’s own investigation or through disclosure by any Warrantors or another Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

8.3          Specific Indemnity. The Founders shall jointly and severally indemnify the Investor and/or any Group Company in respect of all the Losses that have been in the past or that may in the future be suffered or incurred by any Group Company and that arise directly or indirectly out of or in connection with any of the following:

(a)           any litigation, arbitration or any other legal proceeding brought by any Exiting Shareholder, Government Authority or any other Person which may give rise to a claim against a Group Company, or any shareholder, equity interest holder, director, legal representative or senior manager of a Group Company with regard to the Cayman Holdco Share Repurchase; and

(b)           the Playgroup Business.

For the avoidance of doubt, nothing set forth in the Disclosure Schedule and no other information relating to the Group or the shareholders or equity holders of a Group Company of which the Investor has knowledge (actual or constructive) and no investigation by or on behalf of the Investor, the Company, the Controlling Shareholder or the Founders shall prejudice any claim made by the Investor under the indemnity contained in this Section 8.3).

9.             Miscellaneous

9.1          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without giving effect to its conflicts of law principles.

9.2          Dispute Resolution.

(a)           Any dispute, controversy, difference, proceedings or claim arising out of or relating to this agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the Hong Kong International Arbitration Centre Administered Arbitration rules (the “HKICA Arbitration Rules”) in force when the notice of arbitration is submitted.

(b)           The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

(c)           The Parties waive any objection, on the basis of any decision to join an additional party to the arbitration, to the validity and/or enforcement of any award made by the arbitral tribunal in the arbitration, in so far as such waiver can validly be made.

(d)           The Parties waive any objection, on the basis of HKIAC’s decision to consolidate arbitrations involving claims arising out of or in connection with this Agreement and/or other Transaction Documents (with the exception of the Share Mortgages, the Onshore Share Pledge and the HK Holdco Onshore Share Pledge) and/or the Director Indemnification Agreements, to the validity and/or enforcement of any award made by the arbitral tribunal in the consolidated proceedings, in so far as such waiver can validly be made.

(e)           The Parties waive any objection, on the basis of the commencement of a single arbitration involving claims arising out of or in connection with this Agreement and/or other Transaction Documents (with the exception of the Share Mortgages, the Onshore Share Pledge and the HK Holdco Onshore Share Pledge) and/or the Director Indemnification Agreements, to the validity and/or enforcement of any award made by the arbitral tribunal in the arbitration, in so far as such waiver can validly be made.

9.3          Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. No Party may assign its rights or obligations under this Agreement without the prior written consent of each other Party, and any purported assignment without such consent shall be void and without effect; provided that the Investor may assign this Agreement or any of its rights or duties hereunder to any of its Affiliates or to any transferee of all or any portion of the Note purchased by the Investor in a Transfer permitted by the Shareholder and Noteholder Agreement.

9.4          Notices.

(a)           Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address or fax number of the relevant Party as provided in Sub-clause (c) below (or at such other address as such Party may designate by five days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 9.4).

(b)           Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered by hand, at the time of delivery; (b) if sent by pre-paid post, on the fourth Business Day after the time of posting; and (c) if given or made by fax, immediately after it has been dispatched with a confirmation that all pages have been transmitted except where dispatch is not on a Business Day. If a communication would otherwise be deemed to have been delivered outside normal business hours (after 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this Section 9.4, it shall be deemed to have been delivered at 9:30 a.m. on the next opening of business in the territory of the recipient. In proving service of a communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a pre-paid letter or that the facsimile transmission was dispatched and a confirmatory transmission report or other acknowledgment of good receipt was received.

(c)           The addresses, electronic mail address and fax numbers for service of a notice in connection with this Agreement are:

Company:

Address: 4th Floor, Building 29, Block 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Email Address: fangxin@rybbaby.com

Tel: 8610-87675611

Fax: 8610-87675752

Attn: Fang Xin

Joy Year:

Address: 4th Floor, Building 29, Block 1, Fangguyuan, Fangzhuang, Fengtai Dist., Beijing

Email Address: fangxin@rybbaby.com

Tel: 8610-87675611

Fax: 8610-87675752

Attn: Fang Xin

Bloom Star:

Address: 4th Floor, Building 29, Block 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Email Address: fangxin@rybbaby.com

Tel: 8610-87675611

Fax: 8610-87675752

Attn: Fang Xin

Mr. Cao  :

Address: 4th Floor, Building 29, Block 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Email Address: fangxin@rybbaby.com

Tel: 8610-87675611

Fax: 8610-87675752

Attn: Fang Xin

Ms. Shi  :

Address: 4th Floor, Building 29, Block 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Email Address: fangxin@rybbaby.com

Tel: 8610-87675611

Fax: 8610-87675752

Attn: Fang Xin

The WFOE:

Address: 4th Floor, Building 29, Block 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Email Address: fangxin@rybbaby.com

Tel: 8610-87675611

Fax: 8610-87675752

Attn: Fang Xin

The Operating Company:

Address: 4th Floor, Building 29, Block 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Email Address: fangxin@rybbaby.com

Tel: 8610-87675611

Fax: 8610-87675752

Attn: Fang Xin

The Investor:

Ascendent Rainbow (Cayman) Limited

c/o Ascendent Capital Partners (Asia) Ltd.

1609 Jardine House, 16th Floor, 1 Connaught Place, Central, Hong Kong

Attn: Stone Shi

Tel: +852 2165 9018

Fax: +852 2165 9019

With a copy to:

Morrison & Foerster

Edinburgh Tower, 33/F, The Landmark 15 Queen’s Road Central, Hong Kong

Attn.: Marcia Ellis

Tel: +852 2585-0784

Fax: +852 2585-0800

9.5                               Fees and Expenses.

(a)                                 Upon the Closing, the Company and the Cayman Holdco shall be jointly and severally liable to, upon presentation of appropriate receipts containing reasonable detail, pay or reimburse the Investor for all costs and expenses reasonably incurred by the Investor or its designee in relation to the transaction contemplated in this Agreement and the other Transaction Documents, including, without limitation, the financial advisory fee and all costs and expenses for the purposes of conducting legal, financial, commercial and technical due diligence and preparing, negotiating, executing and delivering the Transaction Documents (including any amendments thereof) and related professional work (including but not limited to fees and expenses of the Investor’s counsels and advisers and other out-of-pocket costs and administration expenses) (such expenses and costs, the “Reimbursable Expenses”).

(b)                                 A notification by the Investor on the amount of the Reimbursable Expenses shall (absent any manifest error) be, final, conclusive and binding on the Company and the Cayman Holdco. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees and expenses in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary herein, the Investor shall be entitled to withhold up to the full amount of the Reimbursable Expenses from the Consideration payable by it pursuant to Section 2.3 at the Closing.

9.6                               Taxation and Payments.

(a)                                 All payments by the Warrantors hereunder shall be made in US Dollars in immediately available funds free and clear of any withholdings or deductions for any present or future Taxes, imposts, levies, duties or other charges. In the event that any Warrantor is required to make any such deduction or withholding from any amount paid, such Warrantor shall pay to the Investor such additional amount as shall be necessary so that the Investor continues to receive a net amount equal to the full amount which it would have received if such withholding or deduction had not been made.

(b)                                 All payments by the Warrantors under this Agreement shall be received by the Investor not later than 4:00 p.m. (Hong Kong time) on the due date, by remittance to such USD bank account in Hong Kong or elsewhere as the Investor may notify the Warrantors from time to time or, if the Investor so requests, by cashiers order or other cleared funds.

9.7                               Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of any other provisions of this Agreement. Any unenforceability of this Agreement against one party shall not affect its enforceability as among the other parties.

9.8                               Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties; provided that upon the execution of a deed of adherence in the form of Exhibit 3 by any holder of the Notes or the Alternative Instruments and the Company, such holder shall become a party to this Agreement and have all the rights and obligations of a Party and an Investor under this Agreement and each other Party shall be bound by the provisions of such deed of adherence without the consent of any other Party and without requirement of a written instrument executed by any other Party.

9.9                               No Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

9.10                        Rights Cumulative. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

9.11                        No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

9.12                        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and scanned and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.13                        No Commitment for Additional Financing. Each of the Warrantors acknowledges and agrees that the Investor has not made any representation, undertaking, commitment or agreement to provide or assist the any Warrantor or any of its respective Affiliates in obtaining any financing, investment or other assistance, other than the purchase of the Notes and subject to the conditions set forth herein and therein and any other commitment evidenced by a written loan agreement duly entered into by the Investor and any Group Company. In addition, each of the Warrantors acknowledges and agrees that (i) no statements, whether written or oral, made by the Investor or its Representatives prior to, on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist any warrantor or any of its respective Affiliates in obtaining any financing or investment, (ii) none of the Warrantors shall rely on any such statement by the Investor or its Representatives and (iii) an obligation, commitment or agreement to provide or assist any Warrantor or any of its respective Affiliates in obtaining any financing or investment may only be created by a written agreement, signed by the Investor and any Warrantor or any of its respective Affiliates, as appropriate, setting forth the conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in any Warrantor or any of its respective Affiliates, and shall have no obligation to assist or cooperate with any Warrantor or any of its respective Affiliates in obtaining any financing, investment or other assistance.

9.14                        Entire Agreement. This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of any term sheet, letter of intent, memorandum of understanding, confidentiality and nondisclosure agreement, or any other agreement executed between the Investor and any Warrantor prior to the date of this Agreement, none of which agreements shall continue.

9.15                        Conflict with Articles In the event of any conflict between the provisions of this Agreement and the provisions of the Charter Documents of any Group Company, the provisions of this Agreement shall prevail. Each Warrantor agrees to take such steps and, without limitation to the generality of the foregoing, to exercise the voting rights in respect of all shares of the Company held by it and all registered capital of the Onshore Company held by it, directly or indirectly and to amend the Charter Documents in such manner as the Investor may request to remove any such conflict and give effect to the provisions of this Agreement or the other Transaction Documents.

9.16                        Joint and Several Liabilities. The liabilities of the Warrantors under or in relation to a breach of this Agreement by any of them shall be joint and several.

9.17                        Independent Legal Advice. Each Warrantor agrees and acknowledges that (a) it was afforded sufficient opportunity to obtain independent legal advice regarding this Agreement and the transactions contemplated under the other Transaction Documents; and (b) it fully understands all of the terms, conditions, restrictions and provisions set forth in this Agreement and the other Transaction Documents and the obligations and liabilities thereof, and that each such term, condition, restriction and provision is fair and reasonable with respect to the subject matter thereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

RYB EDUCATION LIMITED

By:	/s/ SHI Yanlai
Name:	SHI Yanlai
Title:	Director

[Signature Page to Note Purchase Agreement]

TOP MARGIN LIMITED

By:	/s/ CAO Chimin
Name:	CAO Chimin
Title:	Director

[Signature Page to Note Purchase Agreement]

ASCENDENT RAINBOW (CAYMAN) LIMITED

By:	/s/ Lam On Na Anna
Name:	Lam On Na Anna
Title:	Authorized Signatory

[Signature Page to Note Purchase Agreement]

JOY YEAR LIMITED

By:	/s/ CAO Chimin
Name:	CAO Chimin
Title:	Director

[Signature Page to Note Purchase Agreement]

BLOOM STAR LIMITED

By:	/s/ SHI Yanlai
Name:	SHI Yanlai
Title:	Director

[Signature Page to Note Purchase Agreement]

CAO Chimin

/s/ CAO Chimin

[Signature Page to Note Purchase Agreement]

SHI Yanlai

/s/ SHI Yanlai

[Signature Page to Note Purchase Agreement]

BEIJING RYB TECHNOLOGY DEVELOPMENT CO., LTD. 北京红黄蓝科技发展有限公司
(Company Chop: /s/ Beijing RYB Technology Development Co., Ltd.)

By:	/s/ CAO Chimin
Name:	CAO Chimin
Title:	Legal Representative

[Signature Page to Note Purchase Agreement]

BEIJING RYB CHILDREN EDUCATION TECHNOLOGY DEVELOPMENT CO., LTD. 北京红黄蓝儿童教育科技发展有限公司
(Company Chop: /s/ Beijing RYB Children Education Technology Development Co., Ltd.)

By:	/s/ SHI Yanlai
Name:	SHI Yanlai
Title:	Legal Representative

[Signature Page to Note Purchase Agreement]